SECURITIES AND EXCHANGE COMMISSION
Washington , D. C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 12)*

INTERNATIONAL SPEEDWAY CORPORATION
.............................................................................
(Name of Issuer)

CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10 PAR VALUE)*
.............................................................................
(Title of Class of Securities)

460335-30-0 (FORMERLY 460335)*
.............................................................................
(CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not bedeemed to be "filed" for the purpose of Section 18 of the Securities ExchangeAct of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

William C. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

James C. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

__________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Betty Jane France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Sharon M. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Lesa D. Kennedy
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

__________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Brian Z. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Jamison C. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

_____________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Jennifer A. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Amy L. France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Benjamin Z. Kennedy
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

National Association for Stock Car Auto Racing, Inc. (NASCAR)
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ............................... FLORIDA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Automotive Research Bureau, Inc. (ARB)
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ............................... FLORIDA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Western Opportunity Limited Partnership
...........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Sierra Central Corp.
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

_____________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Principal Investment Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

White River Investment Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Cen Rock Corp.
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Secondary Investment Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Polk City Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Boone County Corporation
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Carl Investment Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

_____________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Quaternary Investment Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

SM Holder Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

__________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

SM Holder Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

J Holder Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

J Holder Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

JA Holder Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

__________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

JA Holder Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

AL Holder Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

AL Holder Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Zack Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Zack Company
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

BBL Limited Partnership
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

BBL Company
...........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

__________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

WCF FAMILY 1, INC.
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization .............................. DELAWARE

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

WCF FAMILY LIMITED PARTNERSHIP
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization .............................. DELAWARE

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

CARL TWO LIMITED PARTNERSHIP
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................ NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

CARL TWO, LLC
...........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ............................... NEVADA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................OO

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Dallas Steven Ashley
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons

Jayce Camron France
..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [X]

(b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................... USA

______________________________________________________________________________

Number of Shares (5) Sole Voting Power.....................................0

___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................18,629,270

___________________________________________________________

by Each Reporting (7) Sole Dispositive Power ...............................0

___________________________________________________________

Person With: (8) Shared Dispositive Power ....................18,629,270

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....18,629,270

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................76.74%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

Item 1(a)

Name of Issuer: ............................International Speedway Corporation

Item 1(b)

Address of Issuer's Principal Executive Offices:

1801 West International Speedway Boulevard , Daytona Beach , Florida 32114

Item 2(a)

Name of Person Filing:

This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.

Item 2(b)

Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, White River Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company, Polk City limited Partnership, Boone County Corporation, Carl Investment Limited Partnership, Quaternary Investment Company, Carl Two Limited Partnership, Carl Two, LLC, SM Holder Limited Partnership, SM Holder Company, J Holder Limited Partnership, J Holder Company, JA Holder Limited Partnership, JA Holder Company, AL Holder Limited Partnership, AL Holder Company, Zack Limited Partnership, Zack Company, BBL Limited Partnership, and BBL Company is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

The address of the principal business office of WCF Family 1, Inc., and WCF Family Limited Partnership c/o Hale, Lane, et al, attn: Jim Newman, Esq., 100 West Liberty Street, Reno, NV 89505.

The address of the principal business office of the other members of the France Family Group not listed in the preceding paragraphs is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

Item 2(c)

Citizenship:

This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.

Item 2(d)

Title of Class of Securities: ............................Class B Common Stock

Item 2(e)

CUSIP Number: .....................................................460355-30-0

Item 3

This item is inapplicable.

Item 4

Ownership.

(a) Amount Beneficially Owned:......................................18,629,270

(b) Percent of Class:...................................................76.74%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote ...............................0

(ii) shared power to vote or to direct the vote ...................18,629,270

(iii) sole power to dispose or to direct the disposition of ................0

(iv) shared power to dispose or to direct the disposition of.......18,629,270

Item 5

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.

Item 6

Ownership of More than Five Percent on Behalf of Another Person.

No person, other than the members of the group and one non-group spouse of a member of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

This item is inapplicable.

Item 8

Identification and Classification of Members of the Group.

A group has filed this schedule amendment pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the group.

Item 9

Notice of Dissolution of Group.

This item is inapplicable.

Item 10

Certification.

This item is inapplicable.

Signatures.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 10, 2005

/s/ Glenn R. Padgett
___________________________________
Signature
Glenn R. Padgett as attorney in fact
for all members of the France Family
Group pursuant to powers of attorney
previously filed with the Commission.

Exhibit pursuant to Item 8

This Amendment to the Statement on Schedule 13G to which this Exhibit is attached has been prepared on behalf of the group consisting of the persons identified in the copies of the second part of the cover pages of the original statement and this amendment, this statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures below they indicate their agreement that this statement is filed on behalf of each of them.  The changes which necessitate the filing of this amendment relate to the addition of an additional group member, a decrease in the number of shares owned by the group and transfers among members of the group.  The France Family Group owns 18,629,270 shares of the Class B Common Stock of the issuer, which represents 76.74% of the outstanding Class B shares, 35.12% of the total outstanding shares and 62.0% of the total voting rights represented by shares outstanding.  All members of the group have shared power to vote or to direct the vote of the shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the shares owned by members of the group.  The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of the Issuer as of January 31, 2005 is indicated: Western Opportunity Limited Partnership, 8,593,482 shares, 16.13% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership];

Sierra Central Corp., 73,199.797 shares, 0.14% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and William C. France]; Principal Investment Company, 73,199.797 shares, 0.14% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and James C. France]; Polk City Limited Partnership, 4,344,874 shares, 8.16% [all shares shown are also proportionately included in shares shown for other members of France Family Group who have ownership interests in the Partnership]; Boone County Corporation, 86,897.48 shares, 0.16% [all shares shown are also included in shares shown for Polk City Limited Partnership and William C. France]; Carl Investment Limited Partnership, 1,902,465.00 shares, 3.57% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Quaternary Investment Company, 81,047.30 shares, 0.15% [includes 38,049.30 shares shown for Carl Investment Limited Partnership and James C. France]; WCF Family Limited Partnership, 3,376,559.026 shares, 6.34% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; WCF Family 1, Inc. 67,531.181 shares, 0.13% [66,585.74 shares are also included in shares shown for WCF Family Limited Partnership and Western Opportunity Limited Partnership, and 945.44 shares are also included in shares shown for WCF Family Limited Partnership and Polk City Limited Partnership]; Carl Two Limited Partnership, 2,106,906.00, 3.96% [all shares shown are also proportionately include in shares shown for other members of France family group who have ownership interests in the Partnership]; Carl Two, LLC, 484.00, 0.00% [all shares shown are also included in shares shown for Carl Two Limited Partnership and James C. France]; SM Holder Limited Partnership, 304,725.00 shares, 0.57% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; SM Holder Company, 6,094.50 shares, 0.01% [all shares shown are also included in shares shown for SM Holder Limited Partnership and Sharon M. France]; J Holder Limited Partnership, 242,867.00 shares, 0.46% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; J Holder Company, 4,857.34 shares, 0.01% [all shares shown are also included in shares shown for J Holder Limited Partnership and Jamison C. France];  JA Holder Limited Partnership, 302,621.25 shares, 0.57% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; JA Holder Company, 6,052.425 shares, 0.01% [all shares shown are also included in shares shown for JA Holder Limited Partnership and Jennifer A. France]; AL Holder Limited Partnership, 295,871.25 shares, 0.56% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; AL Holder Company, 5,917.425 shares, 0.01% [all shares shown are also included in shares shown for AL Holder Limited Partnership and Amy L. France]; Zack Limited Partnership, 4,498.00 shares, 0.01% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Zack Company, 89.96 shares, 0.00% [all shares shown are also included in shares shown for Zack Limited Partnership and Brian Z. France]; BBL Limited Partnership, 349,313.00 shares, 0.66% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; BBL Company, 6,879.00 shares, 0.01% [all shares shown are also included in shares shown for BBL Limited Partnership and Lesa D. Kennedy]; Automotive Research Bureau, 80,502.00 shares, 0.15%;  William C. France, 7,603,272.321 shares, 14.27% [2,642 shares shown are also included in shares shown for Betty Jane France, 178,278.658 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 73,199.28 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Sierra Central Corp., 3,262,701.06 shares shown are also included in shares shown for Western Opportunity Limited Partnership and WCF Family Limited Partnership, 3,953,227.06 shares shown are also included in shares shown for Polk City Limited Partnership, 86,897.48 shares shown are also included in shares shown for Polk City Limited Partnership and Boone County Corporation, 46,326.78 shares shown are also included in shares shown for Polk City Limited Partnership and WCF Family Limited Partnership]; Betty Jane France, 295,777.654 shares, 0.56% [2,642 shares shown are also included in shares shown for William C. France, 13,148.03 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 315.15 shares shown are also included in shares shown for Polk City Limited Partnership and WCF Family Limited Partnership, 22,195.246 shares shown are also shown for Western Opportunity Limited Partnership and WCF Family Limited Partnership, and 257,477.29 are included in shares shown for Polk City Limited Partnership];  James C. France, 7,532,267.013 shares, 14.14% [3,401,406.7348 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 73,199.28 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Principal Investment Company, 1,864,415.70 shares shown are also included in shares shown for Carl Investment Limited Partnership, 38,049.30 shares shown are also included in shares shown for Carl Investment Limited Partnership and Quaternary Investment Corporation, 42,998.00 shares shown are also included in shares shown for Quaternary Investment Company, 1,500 shares shown are also included for Sharon M. France, 2,106,422.00 shares shown are also included in shares shown for Carl Two Limited Partnership, 484.00 shares shown are also included in shares shown for Carl Two Limited Partnership and Carl Two, LLC]; Sharon M. France, 323,165.026 shares, 0.61% [3,792.00 shares shown are also included in shares shown for James C. France, 13,148.03 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 298,630.50 are included in shares shown for SM Holder Limited Partnership, and 6,094.50 are included in shares shown for SM Holder Company and SM Holder Limited Partnership]; Lesa D. Kennedy, 888,417.152 shares, 1.67% [225,996.55 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 324,411.29 shares are also included in shares shown for BBL Limited Partnership, 6,879.00 shares are also included in shares shown for BBL Company and BBL Limited Partnership, 18,022.71 shares are also included in shares shown for BBL Limited Partnership and minor child, Benjamin Z. Kennedy, 315.148 shares shown are also included in shares shown for Polk City Limited Partnership and WCF Family Limited Partnership, 22,195.246 shares shown are also included in shares shown for Western Opportunity Limited Partnership and WCF Family Limited Partnership, and 249,692.213 shares shown are also included in shares shown for Western Opportunity Limited Partnership and minor child, Benjamin Z. Kennedy]; Brian Z. France, 257,691.46 shares, 0.48% [227,148.07 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 315.15 shares shown are also included in shares shown for Polk City Limited Partnership and WCF Family Limited Partnership, 22,195.25 shares shown are also included in shares shown for Western Opportunity Limited Partnership and WCF Family Limited Partnership, 4,408.04 shares shown are also included in shares shown for Zack Limited Partnership, and 89.96 shares shown are also included in shares shown for Zack Company and Zack Limited Partnership]; Jamison C. France, 512,383.954 shares, 0.96% [268,016.954 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 238,009.66 shares are also included in shares shown for J Holder Limited Partnership, and 4,857.34 shares are also included in shares shown for J Holder Company and J Holder Limited Partnership]; Jennifer A. France Bates, 573,888.204 shares, 1.08% [268,016.954 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 968.4854 shares shown are also included in shares shown for Western Opportunity Limited Partnership and JA Holder Limited Partnership, 19.765 shares shown are also included in shares shown for Western Opportunity Limited Partnership, JA Holder Limited Partnership and JA Holder Company, 295,600.34 shares shown are also included in shares shown for JA Holder Limited Partnership, and 6,032.66 shares shown are also included in shares shown for JA Holder Company and JA Holder Limited Partnership]; Amy L. France, 565,388.204 shares, 1.06% [268,016.954 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 968.4854 shares shown are also included in shares shown for Western Opportunity Limited Partnership and AL Holder Limited Partnership, 19.765 shares shown are also included in shares shown for Western Opportunity Limited Partnership, AL Holder Limited Partnership and AL Holder Company, 288,985.34 shares shown are also included in shares shown for AL Holder Limited Partnership, and 5,897.66 shares shown are also included in shares shown for AL Holder Company and AL Holder Limited Partnership]; Benjamin Z. Kennedy, 269,214.928 shares, 0.51% [249,692.213 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 18,022.71 shares shown are also shown for BBL Limited Partnership and all shares shown are included in shares shown for mother, Lesa D. Kennedy]; Dallas Steven Ashley, 2,051.264 shares, 0.0% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Jayce Camron France, 899.738 shares, 0.0% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership]; TOTAL, 18,629,270 shares, 35.12%.

Date February 10, 2005

/s/ Glenn R. Padgett
___________________________________
Signature
Glenn R. Padgett as attorney in fact
for all members of the France Family
Group pursuant to powers of attorney
previously filed with the Commission.